Exhibit 99.1

AMENDMENT THREE TO THE

2000 PERFORMANCE SHARE PLAN OF

DUKE-WEEKS REALTY CORPORATION

This Amendment Three to the 2000 Performance Share Plan of Duke-Weeks Realty Corporation (“Plan”) is hereby adopted this 26th day of April, 2006 by Duke Realty Corporation (“Company”). Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company maintains the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Board of Directors of the Company (“Board”) and the Executive Compensation Committee of the Board (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend the Plan (i) to provide for the payment of certain Plan benefits in Shares rather than in cash, (ii) to provide that all such Shares shall be granted under and pursuant to the Duke Realty Corporation 2005 Long-Term Incentive Plan or a successor plan approved by the Company’s stockholders, and (iii) to make certain amendments to conform to the requirements of new Section 409A to the Internal Revenue Code; and

WHEREAS, the Committee has approved and authorized this Amendment Three;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 4.1 of the Plan, the Plan is hereby amended, effective as of April 26, 2006, with respect to all Performance Shares granted at any time under the Plan in the following particulars:

1.                                       By adding the following defined terms in Section 1.4 of the Plan, and renumbering the other subsections thereof accordingly:

“Equity Incentive Plan” means the Duke Realty Corporation 2005 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Company’s stockholders and designated as the Equity Incentive Plan for purposes of this Plan.

“Section 409A Specified Employee” means a “specified employee” within the meaning of Code Section 409A.

“Separation from Service” has the meaning given such term in Section 409A of the Code.

2.                                       By deleting the definition of Performance Share in Section 1.4 of the Plan and replacing it with the following:

“Performance Share” means a grant of the right under an Award Agreement to receive one Share, payment of which is contingent on the achievement of Performance Goals during a Performance Period or as otherwise specified in the Plan.

3.                                       By adding a new Section 1.5 to the Plan to read as follows:

1.5.          Special Rules. From and after April 30, 2006, (i) this Plan shall be operated as a subplan of the Equity Incentive Plan, (ii) Performance Shares (whenever granted) shall be settled only in Shares, and (iii) Performance Shares granted hereunder after April 30, 2006, if any, and the Shares delivered in payment of Performance Shares (whenever granted) shall be issued under the Equity Incentive Plan, subject to share availability under the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan, and any such awards shall be governed by and construed in accordance with this Plan and the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative, except that terms defined in Section 1.4 of this Plan shall continue to have the meanings assigned to them in this Plan rather than in the Equity Incentive Plan. From and after April 30, 2006, this Plan does not constitute a separate source of Shares for the payment of Performance Shares described herein.

4.                                       By deleting the following from the end of Section 3.1 of the Plan:

Effective October 30, 2002, no Shares shall be issued under the Plan and the number of Shares available for issuance under the Plan on or after that date shall be zero.

Effective October 30, 2002, the maximum value of all awards payable under the Plan that would have, absent this Amendment One, been issued under the Plan in Company common shares shall be an amount equal to the maximum number of Company common shares that could have otherwise been issued under the Plan times the per share New York Stock Exchange closing price of such shares on the date such shares would have otherwise been issued. The intent of this paragraph is to limit the value of the awards payable under the Plan after Amendment One to the Plan to the value of the awards payable under the Plan before such Amendment.

5.                                       By deleting the parenthetical phrase “(or deferred under Section 3.10)” from the second sentence of Section 3.4 of the Plan.

6.                                       By deleting Section 3.9 of the Plan and replacing it with the following:

3.9.          Form and Timing of Payment of Performance Shares. At the discretion of the Committee, payment of vested Performance Shares shall be made in Shares as soon as practicable after the Performance Shares become vested, unless the Participant is required to or has effectively elected to defer payment of the Award as provided in Section 3.10, in which case the Performance Shares shall be paid in Shares as determined under the applicable Award Agreement or election statement. Notwithstanding the foregoing or anything in the Applicable Award Agreement to the contrary, if payment is scheduled to coincide with or closely follow a Participant’s termination of employment, then, to the extent required in order to comply with Code Section 409A, the payment of Performance Shares held by a Section 409A Specified Employee shall be delayed until six months and one day after the Participant’s Separation from Service.

7.                                       By deleting Section 3.11 of the Plan and replacing it with the following:

3.11.        Acceleration of Payment on Change in Control. Notwithstanding any other Plan provision to the contrary, all Performance Shares outstanding under this Plan as of the date of a Change in Control of the Company shall be settled in Shares within 60 days after the Change in Control; provided, however, that if the circumstances giving rise to the Change in Control would not be a permissible distribution event under Code Section 409A, then payment of the award shall be delayed until the Participant’s Separation from Service or, in the case of a Participant who is a Section 409A Specified Employee, six months and one day after such Participant’s Separation from Service.

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Three to the 2000 Performance Share Plan of Duke-Weeks Realty Corporation.

DUKE REALTY CORPORATION

/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer

Dated:  April 26, 2006